EXHIBIT 10.45
SOTERA HEALTH COMPANY
2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE
Sotera Health Company, a Delaware corporation (the “Company”), pursuant to the Sotera Health Company 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a performance-based Restricted Stock Unit award (also referred to as a “Performance Share Unit” award) covering the number of units set forth below, each of which represents one Share of the Company’s Common Stock (the “PSUs”). The PSUs are subject to all of the terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”), the Performance Share Unit Agreement (the “PSU Agreement”), the Performance Memorandum (the “Performance Memo”) and the Plan, each of which are being provided to you with this Grant Notice and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan, the PSU Agreement, or the Performance Memo will have the same definitions as in the Plan, the PSU Agreement, or the Performance Memo. In the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

1.Participant:	__________
2.Date of Grant:	__________
3.Vesting Commencement Date: 4.(the “Vesting Commencement Date”	__________
4.Number of PSUs (“Target”):	__________
5.Normal Vesting Schedule:
Except as provided below, up to 60% of the Target number of PSUs shall vest on the first anniversary of the Vesting Commencement Date and up to 20% of the Target number of PSUs shall vest on each of the second and third anniversaries of the Vesting Commencement Date (each such anniversary date, a “Vesting Date”), in each case, on the basis of the relative achievement of the applicable performance goals (the “Performance Goals”) as set forth in the Performance Memo and approved by the Committee for the PSUs for each Vesting Date, subject to the Participant’s Continuous Service Status not being terminated prior to each such Vesting Date. Any PSUs that have not vested as provided herein on each Vesting Date will be forfeited automatically and without further notice following the applicable Vesting Date.

6.Termination of Continuous Service Status:	Subject to Sections 7 and 8 of this Grant Notice, in the event that Participant’s Continuous Service Status is terminated, the provisions of Section 7(b)(iv) of the Plan shall apply to the PSUs.

7.Alternate Vesting Schedule:
(a)Death and Disability. If Participant’s Continuous Service Status is terminated by reason of Participant’s death or Disability before the last Vesting Date all outstanding unvested PSUs that would have vested had Participant maintained Continuous Service Status during the 2-year period immediately following the date of such termination, will vest as of the date of such termination on the basis of the relative achievement of the applicable Performance Goals as set forth in the Performance Memo and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
(b)Retirement. If Participant’s Continuous Service Status is terminated by Participant after the first anniversary of the Date of Grant but before the final Vesting Date due to Participant’s Retirement, all outstanding unvested PSUs will vest as of the date of such termination on the basis of the relative achievement of the applicable Performance Goals as set forth in the Performance Memo and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
For purposes of this Grant Notice, “Retirement” means termination of Participant’s Continuous Service Status after the date on which the sum of Participant’s age and years of Continuous Service Status with the Company is equal to or greater than 65.
(c)Qualifying Terminations Prior to a Change in Control. If Participant’s Continuous Service Status is terminated by the Company without Cause or terminated by Participant for Good Reason, in each case, prior to (or more than 12 months after) a Change in Control and before the final Vesting Date, all outstanding unvested PSUs that would have vested had Participant maintained Continuous Service Status during the 2-year period immediately following the date of such termination will vest as of the date of such termination on the basis of the relative achievement of the applicable Performance Goals as set forth in the Performance Memo and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
For the purposes of this Grant Notice:
(i)“Cause” has the meaning in the Amended and Restated Senior Management Agreement entered into between Participant and the Company dated as of November 10, 2020 (the “Senior Management Agreement”).
(ii)“Good Reason” has the meaning in the Senior Management Agreement.
(iii) “Release Requirement” has the meaning in the Senior Management Agreement.

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8.Change in Control:
If, at any time before the final Vesting Date, and while Participant maintains their Continuous Service Status, a Change in Control occurs and the PSUs are not assumed or substituted by the Acquiror or continued by the Company in connection with the Change in Control, then, the outstanding and unvested PSUs will vest as of the closing of such Change in Control on the basis of the relative achievement of the applicable Performance Goals as set forth in the Performance Memo and any PSUs that do not vest upon such Change in Control shall terminate and be forfeited.
In the event that in connection with a Change in Control the Acquiror assumes or substitutes or the Company continues the outstanding and unvested portion of the PSUs, the Performance Goals shall be treated as set forth in the Performance Memo for Vesting Dates following the Change in Control, and if the Participant’s Continuous Service Status is terminated without Cause by such Acquiror or the Company or terminated by Participant for Good Reason, in each case, within the 12-month period immediately following the closing of the Change in Control, the outstanding and unvested PSUs (as adjusted when assumed or substituted) will vest on the basis of the relative achievement of the applicable Performance Goals as set forth in the Performance Memo and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
In addition, if an Acquiror so assumes or substitutes or the Company so continues the unvested portion of the PSUs, notwithstanding any provision to the contrary, any outstanding PSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be settled in accordance with Section 9 of this Grant Notice.

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9.Issuance Schedule:
(a) General. Subject to Sections 6 and 9(b) of this Grant Notice and Section 2 of the PSU Agreement, following each Vesting Date the Committee will certify the achievement of the Performance Goals and the number of PSUs vested on the applicable Vesting Date. The vested PSUs shall be settled in Shares within 30 days of the applicable Vesting Date.
(b) Other Settlement Dates. Notwithstanding Section 9(a), to the extent that the PSUs are vested on the dates set forth below, the vested PSUs shall be settled in Shares as follows:
(i) Termination of Continuous Service Status or Death. Within 60 days following the date of Participant’s termination of Continuous Service Status with the Company or death, any PSUs vested and deemed earned as of such termination or death shall be settled; provided, however, that if such termination of Continuous Service Status would not qualify as a “separation from service” as defined under Section 409A of the Code, and where Section 409A of the Code applies to such distribution, such vested PSUs shall be settled on the date that would have otherwise applied pursuant to Sections 9(a) or 9(b) of this Grant Notice.
(ii)    Change in Control. Within 30 days following a Change in Control, any PSUs vested and deemed earned as of such Change in Control shall be settled; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, such vested PSUs shall be settled on the date that would have otherwise applied pursuant to Sections 9(a) or 9(b) of this Grant Notice.
(c) Accelerated Payment. Notwithstanding anything stated in this Grant Notice, in the PSU Agreement, the Plan or any other agreement applicable to the PSUs, the Company shall have the discretion to settle the PSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

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10.Tax Withholding Treatment:
As a condition to acceptance of this award of PSUs, to the greatest extent permitted under the Plan and Applicable Laws, and absent any contrary determination by the Committee, any Tax Withholding Obligations will be satisfied by the Company withholding a number of the Shares issuable upon settlement determined in accordance with Section 3 of the PSU Agreement and making payments from its own funds to the appropriate taxing authorities in an amount equal to the Tax Withholding Obligations. Any Shares so withheld shall be credited against such withholding requirements at the fair market value of such shares on the date of such withholding.
Notwithstanding the forgoing, if Participant is not a Company officer or Board member that is subject to Section 16 of the Exchange Act, the Company may adopt (in its discretion, without further Committee approval) such other treatment or program for such Tax Withholding Obligations, including requiring cash payments or other forms of payment as permitted under Section 9 of the Plan (limited to maximum permitted amounts), all as consistent with Section 26 of the Plan.
The Company may also enter into any other arrangement with the Participant to satisfy Participant’s Tax Withholding Obligations in accordance with Section 3 of the PSU Agreement.

By signing this Grant Notice or otherwise accepting this grant, Participant hereby agrees to all of the following:
•This award of PSUs is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the PSU Agreement (including any relevant Country-Specific Addendum), the Performance Memo and any ancillary documents.
•Participant acknowledges and agrees that Participant will incur and is responsible for satisfaction of the Tax Withholding Obligations in connection with this award of PSUs and that, unless otherwise directed by the Committee, the Company and/or the Employer will mandate arrangements with the Participant to satisfy such Tax Withholding Obligations in accordance with Section 3 of the PSU Agreement, including, but not limited to, the arrangements described herein.
•Participant acknowledges and agrees that Participant has reviewed the Plan, the Performance Memo and the PSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the PSUs, and fully understands all provisions of the Plan, the Performance Memo, this Grant Notice and the PSU Agreement. Participant consents to the vesting schedules set forth in this Grant Notice and agrees that the applicable vesting schedules comply with (or shall be deemed to comply with) any Company obligations to provide certain vesting protections under any contract between the Company and Participant.
•Participant acknowledges and agrees that Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time.
•Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Performance Memo and PSU Agreement.

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Name

Date Accepted
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SOTERA HEALTH COMPANY

2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to your Performance Share Unit Grant Notice (the “Grant Notice”) and this Performance Share Unit Agreement (the “Agreement”), Sotera Health Company, a Delaware corporation (the “Company”), has granted you (the “Participant”), as of the Date of Grant set forth in the Grant Notice, a performance-based Restricted Stock Unit award (also referred to as a “Performance Share Unit” award) covering the number of units set forth in your Grant Notice, each of which represents one Share of the Company’s Common Stock (the “PSUs”) pursuant to the Company’s 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
1.No Stockholder Rights. Unless and until such time as Shares are issued pursuant to the Agreement in settlement of vested PSUs, Participant shall have no ownership of the Shares allocated to the PSUs, including, without limitation, no right to dividends (or dividend equivalents) or to vote such Shares.
2.Termination. Except as otherwise provided in the Plan or Grant Notice, if Participant’s Continuous Service Status terminates at any time for any reason (including death or Disability), all PSUs for which vesting is no longer possible under the terms of the Grant Notice and this Agreement shall be forfeited to the Company on the date of such termination of Continuous Service Status, and all rights of Participant to such PSUs shall immediately terminate at such time. Subject to Applicable Law, in the event Participant’s Continuous Service Status is terminated by the Participant’s employer (together with the Participant’s former employer (if applicable), the “Employer”) for Cause, then Participant’s vested but unsettled PSUs will also be forfeited upon the date of such termination, and Participant will have no further rights or interests with respect to such vested PSUs. Further, unless otherwise approved by the Company, Participant’s right to vest in the PSUs will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any. To the extent permitted by Section 409A of the Code, if Participant ceases to be an Employee but continues, or simultaneously commences, services as a Non-Employee Director, Participant shall be deemed to have had a termination of Continuous Service Status for purposes of this Agreement.
3.Responsibility for Taxes. As a condition to the grant, vesting, and settlement of the PSUs, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security contributions (including employer’s social security contributions to the extent such amounts may be lawfully recovered from or borne by the Participant), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the receipt, vesting or settlement of the PSUs, the issuance, holding or subsequent sale of the Shares allocated to the PSUs, or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the PSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt, vesting or settlement of the PSUs, the issuance of the Shares allocated to the PSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.
Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the receipt, vesting or settlement of the PSUs, the issuance, holding or subsequent sale of the Shares allocated to the PSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax- Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying PSU or Share valuation methods for purposes of calculating Tax- Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax- Related Items that may be required of Participant under Applicable Laws.
By entering into this Agreement, Participant agrees to indemnify the Company, the Employer and any relevant Parent, Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with the PSUs (or, for the avoidance of doubt, any PSUs granted or provided to Participant by way of rollover, assumption or replacement of the PSUs) or the Shares (or, for the avoidance of doubt, other shares or securities) issued or transferred pursuant to the vesting of the PSUs (or, for the avoidance of doubt, any PSUs granted or provided to Participant by way of rollover, assumption or replacement of the PSUs).
Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax- Related Items. In this regard, pursuant to this Agreement and subject to the Grant Notice and Applicable Laws, unless otherwise determined by the Committee, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy Participant’s Tax Withholding Obligations by (i) withholding or deducting from Participant’s wages or other compensation paid to Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired pursuant to the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon settlement of the PSUs or (iv) such other method as determined by the Company.
Depending on the method of satisfying the Tax Withholding Obligations, the Company and/or the Employer may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over- paid amount in cash or otherwise be able to claim relief in respect of any such over- withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.
Participant agrees to pay to the Company or the Employer any amount of Tax Withholding Obligations that the Company or the Employer may be required to pay, withhold or account for as a result of Participant’s receipt, vesting or settlement of the PSUs, the issuance or holding of the Shares allocated to the PSUs or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax Withholding Obligations.
Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt of the PSUs, the vesting and/or settlement of the PSUs, the issuance or holding of Shares allocated to the PSUs and/or the disposition of such Shares. Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the PSUs, the vesting and/or settlement of the PSUs, the issuance or holding of Shares allocated to the PSUs and/or the disposition of such Shares and that Participant is not relying on the Company (or the Employer) for any tax advice.

4.Nature of Grant. In accepting the PSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of performance-based Restricted Stock Units, or benefits in lieu of performance-based Restricted Stock Units, even if performance-based Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future performance-based Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the PSUs and the Shares allocated to the PSUs are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;
(f)the PSUs and the Shares allocated to the PSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(h)no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of the PSUs (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of the Shares allocated to the PSUs.
5.Section 409A of the U.S. Internal Revenue Code. All payments made and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A. Each tranche of PSUs that vests, or is scheduled to vest, pursuant to the Grant Notice shall be designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested PSUs is accelerated in connection with the Participant’s termination of Continuous Service Status (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of Continuous Service Status, and (b) the payment of such accelerated PSUs would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant within the 6 month period following the Participant’s termination of Continuous Service Status, then the payment of such accelerated PSUs will not be made until the date that is 6 months and 1 day following the date of the Participant’s termination of Continuous Service Status, unless the Participant dies following such Participant’s termination of Continuous Service Status, in which case, the PSUs will be paid in Shares to the Participant’s estate as soon as practicable following Participant’s death. In no event will the Company reimburse Participant for any taxes or other penalties that may be imposed on Participant as a result of Section 409A and, by accepting the PSUs, Participant hereby indemnifies the Company for any liability that arises as a result of Section 409A. Notwithstanding any provision to the contrary, to the extent the period for Participant to complete the Release Requirement, if applicable, begins in one calendar year and ends in a second calendar year, any PSUs that would have otherwise been settled in the first calendar year will instead be settled in the second calendar year.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt of the PSUs, the vesting or settlement of the PSUs or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the PSUs before accepting the PSUs or otherwise taking any action related to the PSUs or the Plan.
7.Data Privacy.
Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan, including, as the case may be, sensitive information pertaining to disability claims, (“Data”), to the extent necessary for the sole purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan, to the extent necessary and for the sole purpose of the administration and management of the Plan.
Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.
8.Miscellaneous.
(a)Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof, and no other courts, where this grant is made and/or to be performed.
(b)Addendum and Sub-Plans. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in any Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any Addendum that may be attached hereto constitutes part of this Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country (if any), and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

(c)Compensation Recovery. Notwithstanding anything in the Grant Notice or PSU Agreement to the contrary, the Participant acknowledges and agrees that the Grant Notice and this PSU Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may exist or be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares at any point may be traded) (the “Compensation Recovery Policy”), and that applicable provisions of the Grant Notice and this PSU Agreement (or any related documents) shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting these PSUs, the Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of the Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(d)Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan the Grant Notice, and the Performance Memo, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Participant. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the PSUs.
(e)Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.
(f)Language. If Participant has received this Agreement, the Grant Notice, the Performance Memo, the Plan or any other document related to the PSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(g)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares allocated to the PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Participant also acknowledges that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the PSUs or the sale of Shares received pursuant to the PSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in, but are not limited to, any Addendum attached hereto.
Notwithstanding any provision herein, the PSUs and Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in any Addendum attached hereto.
(h)Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or 48 hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.
(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
(j)Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Participant by email or any other electronic means any documents, elections or notices related to this Agreement, the PSUs, the Shares allocated to the PSUs, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s Amended Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

PERFORMANCE MEMO
TO
PERFORMANCE SHARE UNITS AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

Date of Grant: __________
This Performance Memorandum (the “Performance Memo”) applies to the PSUs granted to the Participant on the Date of Grant and applies with respect to the Performance Share Unit Agreement (the “PSU Agreement”) and the Performance Share Unit Grant Notice between the Company and the Participant (the “Grant Notice”). Capitalized terms used in this Performance Memo that are not specifically defined in this Performance Memo have the meanings assigned to them in the PSU Agreement, the Grant Notice or in the Plan, as applicable.
The actual number of PSUs that become vested will be determined by the Committee using actual performance results under the rules described below. Any PSUs not vested will be canceled and forfeited.
1.
(a)Normal Vesting, Section 5 of the Grant Notice. The total number of PSUs that will vest on each of the Vesting Dates will be equal to the number of Target PSUs in the Vesting Tranche for the applicable Vesting Date, multiplied by the Vesting Percentage, as determined in Sections 3 and 4 of this Performance Memo.
(b)Alternative Vesting Events, Section 7 of the Grant Notice. The total number of PSUs that will vest as of the date of Participant’s termination of Continuous Service Status by reason of an event designated under Section 7 of the Grant Notice shall be equal to the portion of the Target PSUs that will vest on such date pursuant to the applicable provision of Section 7 of the Grant Notice, multiplied by the Vesting Percentage as determined in Sections 3 and 4 of this Performance Memo, provided, that, for purposes of this Section 1(b) of this Performance Memo, the determination under Sections 3 and 4 of the Performance Memo, including the definitions of Stock Price CAGR and Vesting Date Price, will be determined as if the date of Participant’s termination of Continuous Service Status is the Vesting Date and as if the amount eligible to vest pursuant to the applicable provision of Section 7 of the Grant Notice is the Vesting Tranche.
(c)Change in Control, Section 8 of the Grant Notice. If a Change in Control occurs prior to the final Vesting Date, the Vesting Percentage shall be determined as of the date of such Change in Control in accordance with Sections 3 and 4 of this Performance Memo with the following modifications for purposes of this Section 1(c): (1) the determination under Sections 3 and 4 of the Performance Memo will be determined as if the date of the Change in Control is the Vesting Date and as if the amount eligible to vest pursuant to the applicable provision of Section 8 of the Grant Notice at or after the Change in Control, as applicable, is the Vesting Tranche, (2) except as provided in the following clause (3), the Vesting Date Price will be equal to the per share consideration or transaction price that is being received by shareholders of Common Stock or the Company in the Change in Control transaction, and (3) in the case of a Change in Control with no transaction price or consideration, the Vesting Date Price will be equal to the average closing price of a Share of Common Stock measured during the 60-day period that ends on the day prior to the date of the Change in Control (the “CIC Modifier”).
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For purposes of determining the dollar value of the per share consideration being received by shareholders of Common Stock or the Company under this Section 1(c), in the case of a Change in Control transaction where the consideration includes Acquiror stock that is publicly traded on an establish stock exchange, the value of the Acquiror’s stock will be determined using the 7-day volume-weighted average price of Acquiror’s stock ending on the day prior to the Change in Control, unless determined otherwise by the Committee as constituted immediately prior to the Change in Control.
If, following a Change in Control, the unvested portion of the PSUs is not assumed or substituted by Acquiror, or continued by the Company, in connection with such Change in Control, the total number of PSUs that will vest on the closing of such Change in Control will be equal to the unvested portion of the PSUs that will vest on the closing of the Change in Control pursuant to Section 8 of the Grant Notice, multiplied by the CIC Modifier.
In the event that, in connection with a Change in Control, the Acquiror does assume or substitute, or the Company continues, the unvested portion of the PSUs, (1) the Vesting Percentage used for all Vesting Dates and all alternative vesting events under Section 7 of the Grant Notice following the Change in Control shall be the CIC Modifier, and (2) if Participant’s Continuous Service Status is terminated by such Acquiror or the Company without Cause or by Participant for Good Reason, in each case, within the 12-month period immediately following the Change in Control, the total number of PSUs that will vest as of the date of Participant’s termination of Continuous Service Status will be equal to the unvested portion of the PSUs multiplied by the CIC Modifier.
2.Definitions. For purposes of this the Performance Memo:
(a)“Grant Date Price” means the average closing price of a Share of Common Stock measured during the 60-day period that ends on the day prior to the Date of Grant.
(b)“Stock Price CAGR” means, with respect to a Vesting Tranche the compound annual growth rate of the Company’s Common Stock measured by comparing the Grant Date Price to the Vesting Date Price applicable to such Vesting Tranche. The Stock Price CAGR as of each applicable Vesting Date will be determined by the Committee in its sole discretion.
(c)“Vesting Date Price” means, with respect to a Vesting Tranche, the average closing price of a Share of Common Stock measured during the 60-day period that ends on the day prior to the Vesting Date applicable to such Vesting Tranche.
(d)“Vesting Tranche” means with respect to a particular Vesting Date, the maximum number of Target PSUs that could vest on such Vesting Date, as specified in Section 5 of the Grant Notice.
3.Stock Price CAGR Performance Matrix. From 0% to _____% of the PSUs in the applicable Vesting Tranche will vest based on achievement of the Stock Price CAGR Performance Goal on each Vesting Date as set forth in the following matrix (the “Stock Price CAGR Matrix”):

Performance Level	Stock Price CAGR Performance Goal	Vesting Percentage

Threshold

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Target
4.Number of PSUs Vested. Following each Vesting Date, the Committee shall determine whether and to what extent the Stock Price CAGR Performance Goal has been satisfied on such Vesting Date and shall determine the percentage (the “Vesting Percentage”) of the PSUs in the applicable Vesting Tranche that shall become vested hereunder and under the Grant Notice and PSU Agreement on the basis of the following:
(a)Below Threshold. If, upon a Vesting Date, Stock Price CAGR on such Vesting Date is less than _____ (i.e., less than the Threshold level), _____ PSUs in the applicable Vesting Tranche shall be vested.
(b)Threshold or Above. If, upon a Vesting Date, Stock Price CAGR on such Vesting Date is at least _____, the Vesting Percentage applicable to the PSUs in the applicable Vesting Tranche shall be equal to the Vesting Percentage set forth opposite such Performance Goal level achieved in the Stock Price CAGR Matrix. For the avoidance of doubt, in no event will the Vesting Percentage be greater than _____%.
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